EXHIBIT 33.8

January 30, 2008

David Zielke
First Vice President and
Assistant General Counsel
Washington Mutual
1301 Second Avenue
Seattle, WA 98001

RE: Restated Assessment
Reporting Period – January 1, 2006 to December 31, 2006

Ladies and Gentlemen:

Enclosed is a Restated Assessment for the Reporting Period of January 1, 2006 through December 31, 2006 (the " Restated Assessment") of American Security Insurance Company, Standard Guaranty Insurance Company and TrackSure Insurance Agency, Inc. (formerly, "Safeco Financial Institution Solutions, Inc.") the "Asserting Party".

The Restated Assessment identifies a material instance of noncompliance with the servicing criteria set forth in §1122 (d)(4)(xii) of Title 17, §229.1122(d) of the Code of Federal Regulations. Specifically, the Asserting Party did not have, during the applicable reporting period, sufficient policies and procedures to capture the information with respect to the Platform Transactions necessary to determine compliance with §1122(d)(4)(xii).

Please be advised that as of January 1, 2008, the Asserting Party has implemented practices and procedures to capture the information necessary to assess compliance with §1122(d)(4)(xii).

Sincerely,

/s/ John Frobose

John Frobose
Senior Vice President